May 23, 2003

Michael D. Pollack
180 Rock Creek Lane
Scarsdale, New York  10583

Re:  Amendment to June 8, 2001 Offer Letter
     --------------------------------------

Dear Michael:

This letter hereby amends the Offer Letter between you and Register.com, Inc.
(the "Company"), dated June 8, 2001 (the "Offer Letter").

Section 1.  Amendments and Restatements.
---------------------------------------

         Paragraph 3. Senior Executive Bonus of the Offer Letter is hereby amended and restated in its entirety as follows:

         3. Senior Executive Bonus. Commencing with the year ending December 31,
2003, you will be eligible to receive a senior executive bonus based upon the
Company achieving its annual performance goals. Bonuses, if any, will be payable by April 15 of the year following the completed year for which a bonus was earned. The maximum value of your bonus for any particular year will be
$150,000. This maximum value is exclusive of any non-annual bonus awarded during the course of the year (including, the 2003 Quarterly Bonuses (as defined below)
and any retention or other quarterly bonuses). If you achieve the goals set forth in Schedule I, you will be entitled to receive a minimum senior executive bonus for the 2004 calendar year of $50,000 (the "2004 Minimum Bonus"). You must be actively employed by the Company at the time of payment to receive the senior executive bonus awarded to you. The senior executive bonus is subject to applicable withholdings.

         Paragraph 9. The definition of "Cause" in Paragraph 9 of the Offer
Letter is hereby amended and restated in its entirety as follows:

         For purposes of this letter, "Cause" is defined as (i) your breach of the terms of your employment or proprietary information agreement; (ii) your commission of any felony or any crime involving moral turpitude; (iii) your breach of a fiduciary duty or material policy of the Company; (iv) your commission of a dishonest act or common law fraud against the Company; (v) gross negligence or willful misconduct in connection with your position, (vi) your continual failure or refusal to perform any duties reasonably required in the course of your

employment; (vii) your refusal to take or fail to satisfactorily to complete any screening test for illegal drugs and controlled substances that may be administered; or (viii) your engagement in misconduct in bad faith which is materially injurious to the Company.

         Paragraph 10. Severance of the Offer Letter is hereby amended and restated in its entirety as follows:

         10. Severance. Notwithstanding that your status is as an at-will employee, (a) in the event the Company terminates your employment without Cause or (b) or you terminate your employment for Good Reason (as defined below), you will be eligible to receive the base salary to which you would have been entitled to receive for a period of three (3) months from the effective date of termination. "Good Reason" means, without your written consent: (i) the relocation of your place of employment to a location in excess of thirty-five
(35) miles from the then-current place of your employment; (ii) any reduction by the Company of your annual rate of base salary from the then-current annual rate of base salary; or (iii) any material diminution by the Company of the scope of your duties and responsibilities as General Manager of the Corporate Services,
U.S. business as of the date of this Amendment.

         Notwithstanding any provisions to the contrary in the retention bonus letter agreement between you and the Company dated as of March 8, 2003 (the
"Retention Bonus Letter Agreement"), in the event that the Company terminates your employment without Cause prior to July 31, 2003, you will be entitled to receive the Retention Bonus (as defined in the Retention Bonus Letter
Agreement), which shall be paid within ten (10) days following such termination of employment. In addition, in the event that the Company terminates your employment without Cause prior to December 31, 2004, you will be entitled to receive the 2004 Minimum Bonus, which shall be paid within ten (10) days following such termination of employment.

Section 2.  Supplemental Provisions.
-----------------------------------

         The Offer Letter is hereby amended to add the following:

         3B. 2003 Quarterly Bonuses. For the 2003 fiscal year only, you will be eligible to receive three quarterly bonuses of $35,000 each (the "2003 Quarterly
Bonuses") upon the achievement of the goals set forth in Schedule II. 2003
Quarterly Bonuses, if any, will be payable in accordance with the payment schedule set forth in Schedule II. You must be actively employed by the Company at the time of payment to receive any 2003 Quarterly Bonus. The 2003 Quarterly
Bonuses are subject to applicable withholdings.

            3C. Additional Retention Bonus. To further encourage you to remain in the employ of the Company and to provide additional incentive for you to promote the success of the business of the Company, in addition to the Retention
Bonus provided in the Retention Bonus Agreement, the Company will pay you a retention bonus of $15,000 (the "Additional Retention Bonus") provided you remain employed with the Company through September 30, 2003 and otherwise subject to the terms and conditions of the Retention Bonus Agreement (with, for purposes of the Additional Retention Bonus, all references to (i) July 31, 2003,
(ii) August 15, 2003 and (iii) the

Retention Bonus to be replaced respectively with (i) September 30, 2003; (ii)
October 15, 2003 and (iii) the Additional Retention Bonus).

         7A. Additional Stock Option Grant. Subject to approval of the
Compensation Committee of the Board of Directors, you shall receive the right
(the "Option") to purchase 25,000 shares of common stock of the Company at the price to be set forth in the Stock Option Agreement. The Option shall not vest nor be exercisable until six months from the date of this Amendment (the
"Blackout Period"). At the expiration of the Blackout Period, the Option shall vest and become exercisable monthly as to approximately 1/42nd of all shares of common stock subject to the Option. The Option is subject to the standard terms and conditions of the Company's Amended and Restated 2000 Stock Incentive Plan,
as amended.

Section 3.  Miscellaneous
-------------------------

         The Offer Letter shall remain in full force and effect except as modified hereby. You acknowledge and agree that the Offer Letter as hereby amended represents the complete understanding of the terms of your employment and you are not relying on any discussions or agreements outside of the Offer
Letter as hereby amended. Changes in the terms of your employment may be modified only in a document signed by the parties and referring explicitly to the Offer Letter as hereby amended.

         If the above accurately reflects our agreement, kindly so signify by signing the enclosed copy of this letter in the space provided below and returning it to the undersigned.

Michael D. Pollack                                       Register.com, Inc.

_______________                                          By:___________________
                                                              Name:
                                                              Title:

                                   Schedule I

This schedule is the plan that Michael and Sean Dolan have been working on and will be finalized prior to May 30, 2003.

                                   Schedule II

         A Q2 2003 Quarterly Bonus in the amount of $35,000 shall be due and payable prior to August 31, 2003, if the items set forth on Exhibit A to this
Schedule II have been completed prior to June 30, 2003 to the satisfaction of the Company's Chief Executive Officer in consultation with the Company's Chief
Financial Officer and any individual or firm serving as internal auditors.

         A Q3 2003 Quarterly Bonus in the amount of $35,000 shall be due and payable prior to November 30, 2003, if (a) the items set forth on Exhibit A to this Schedule II have been completed prior to September 30, 2003 to the satisfaction of the Company's Chief Executive Officer in consultation with the
Company's Chief Financial Officer and any individual or firm serving as internal auditors and (b) no other material control weaknesses related to the Company's
U.S. Corporate Services business that were identified as control weaknesses or conditions (whether or not material) prior to August 15, 2003 exist as of
September 30, 2003.

         A Q4 2003 Quarterly Bonus in the amount of $35,000 shall be due and payable prior to April 15, 2004, if (a) the items set forth on Exhibit A to this
Schedule II have been completed prior to December 31, 2003 to the satisfaction of the Company's Chief Executive Officer in consultation with the Company's
Chief Financial Officer and any individual or firm serving as internal auditors and (b) no other material control weaknesses related to the Company's U.S.
Corporate Services business that were identified as control weaknesses or conditions (whether or not material) prior to August 15, 2003 exist as of
December 31, 2003.